Exhibit 99.1
PROGRESSIVE CASUALTY INSURANCE COMPANY
(A Stock Insurance Company, herein called the Insurer)
FIDUCIARY LIABILITY INSURING AGREEMENT
Policy Number: 4548319-08
In consideration of the premium paid and in reliance upon all statements made and information contained in the Declarations and Application, the Insurer and the Insured agree that coverage will be provided subject to all of the terms, conditions and limitations of this Endorsement, as follows:
1.	The attached Policy is amended by adding an additional Insuring Agreement as follows:
FIDUCIARY LIABILITY INSURING AGREEMENT
I.
The Insurer will pay on behalf of the Insured, Loss resulting from Claims first made during the Policy Period or the Discovery Period against the Insured for which the Insured is legally obligated to pay for Wrongful Acts resulting from the Administration of any Employee Benefit Plan or the violation of any of the responsibilities, obligations or duties imposed by ERISA, and any regulations applicable thereto, or any common law or statutory law relating to any Employee Benefit Plan.

2.	For the purpose of the coverage afforded by this Endorsement, all of the terms and conditions set forth in the Policy and any amendments thereto shall apply except:
A.	Section II (B), entitled “Not-for-Profit Directorships”, is deleted.

B.	Section IV, entitled “Definitions”, is amended to add the following:
Administration means counseling Employees with respect to, interpreting, handling records in connection with, or effecting enrollment or cancellation of Employees under any Employee Benefit Plan.
Employee Benefit Plan means any Employee Welfare Benefit Plan or any Employee Pension Benefit Plan operated solely by the Company or jointly by the Company and a labor organization for the benefit of the Employees of the Company.
Employee Pension Benefit Plan means any plan, fund, or program established or maintained by the Company for its Employees, to the extent that by its express terms or as a result of surrounding circumstances such plan, fund or program provides retirement income to Employees or results in a deferral of income by Employees for periods extending to the termination of employment or beyond.
Employee Welfare Benefit Plan means any plan, fund, or program established or maintained by the Company for its Employees for the purpose of providing benefits for its participants or their beneficiaries, through the purchase of insurance or otherwise, including:

Form No. 5093 (01/05)     FDIC No. 27259

The following spaces preceded by an (*) need not be completed if this endorsement or rider and the Bond or Policy have the same inception date
ATTACHED TO AND FORMING PART OF BOND OR POLICY NO.	DATE ENDORSEMENT OR RIDER EXECUTED	* EFFECTIVE DATE OF ENDORSEMENT OR RIDER

EC09400585	10/20/10	07/01/10	12:01 A.M. LOCAL TIME AS SPECIFIED IN THE BOND OR POLICY

* ISSUED TO
SONOMA VALLEY BANCORP
EXTENDED REPORTING PERIOD ENDORSEMENT
DB023 Ed. 12-04
In consideration of the payment of the premium, it is understood and agreed, in accordance with Section X. EXTENDED REPORTING PERIOD of the Policy, that the time in which an Insured Person shall report any Claim in accordance with Section XII. A. of the Policy is hereby extended for a period of One Year (365) days from July 1, 2010 to July 1, 2011, but only for any Wrongful Act of the Insured Person committed before July 1, 2010 and which is otherwise covered by this Policy.
This extension of the Policy is subject to the Declarations and the limitations, conditions and provisions and other terms of this Policy.
Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Bond or Policy, other than as above stated.

By	COPY Authorized Representative

AGENT
@ 2005 The Travelers Indemnity Company. All rights reserved.